As filed with the Securities and Exchange Commission on February 2, 2012

Reg. No. 333-

United States

Securities and Exchange Commission

Washington, D.C. 20549

Form S-8

Registration Statement

Under

the Securities Act of 1933

Post Holdings, Inc.

(Exact name of registrant as specified in its charter)

Missouri	45-3355106
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2503 S. Hanley Road, St. Louis, Missouri	63144
(Address of Principal Executive Offices)	(zip code)

Post Holdings, Inc. 2012 Incentive Stock Plan

Post Holdings, Inc. Deferred Compensation Plan for Key Employees

Post Holdings, Inc. Executive Savings Investment Plan

(Full title of the plan)

Diedre J. Gray

Senior Vice President—Legal

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

(314) 644-7600

(Name, address and telephone number of person of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer ☐

Non-accelerated filer	☒	Smaller reporting company ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Post Holdings, Inc. common stock, par value $0.01 per share(2)(3)	8,500,000 (5)	$25.13	$213,605,000	$24,479.13
Deferred compensation obligations(4)	$7,000,000(6)	100%	$7,000,000(7)	$802.20
Total			$220,605,000	$25,281.33

(1)

The maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) based upon the average of the high and low “when-issued” price as reported on the New York Stock Exchange on January 27, 2012, which was $25.13.

(2)

Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers such additional shares as may be issued as a result of a stock split, stock dividend, recapitalization, or similar transaction.

(3)

Each share of Common Stock issued also represents one Preferred Stock Purchase Right. Preferred Stock Purchase Rights currently cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

(4)

Deferred compensation obligations to which this registration statement relates are unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the registrant’s Deferred Compensation Plan for Key Employees and Executive Savings Investment Plan.

(5)

Consists of 6,500,000 shares under the 2012 Incentive Stock Plan, 1,000,000 shares under the Deferred Compensation Plan for Key Employees, and 1,000,000 shares under the Executive Savings Investment Plan.

(6)

Consists of $5,000,000 of deferred compensation obligations under the Deferred Compensation Plan for Key Employees and $2,000,000 of deferred compensation obligations under the Executive Savings Investment Plan.

(7)	Estimated solely for the purpose of computing the registration fee under Rule 457(h) of the Securities Act.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by Post Holdings, Inc. (the “Company”) are incorporated herein by reference:

•

the Company’s Registration Statement on Form 10 declared effective on January 26, 2012 (File No. 001-35305), including the Description of Capital Stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Company’s Form 10, together with any amendment or report filed with the SEC for the purpose of updating such description; and

•	each of the Company’s Current Reports on Form 8-K filed January 30, 2012 and February 2, 2012 (other than the portions of those documents not deemed to be filed).

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

The shares of Common Stock being offered pursuant to the Post Holdings, Inc. 2012 Incentive Stock Plan have been registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The deferred compensation obligations being registered under this registration statement may be offered to certain eligible employees under the Deferred Compensation Plan for Key Employees and the Executive Savings Investment Plan (collectively, the “Plans”). The Plans permit participants to defer cash incentive compensation into a deferred cash account. Participants must allocate amounts in their deferred cash accounts among various investment alternatives under the Plans, which may include an account whose return approximates the return on the Company’s common stock. Investments in accounts reflecting the return of the Company’s common stock can be distributed in shares of common stock registered under this registration statement. The value of each deferred cash account balance is adjusted to reflect the investment experience of the selected funds.

Amounts credited to the deferred cash accounts under the Deferred Compensation Plan for Key Employees are generally payable to the participant upon the earlier of a date specified at the time of the initial deferral election, a change in control (to the extent elected by a participant at the time of initial deferral election), a separation from service, death, or an unforeseen hardship. Amounts credited to the deferred cash accounts under the Executive Savings Investment Plan are generally payable to the participant upon the earlier of a change in control (to the extent elected by a participant at the time of the initial deferral election), a separation from service, death, or an unforeseen hardship, but not upon a specified date as was the case under the Deferred Compensation Plan for Key Employees. Distributions may be made in a lump sum or in installments. Under limited circumstances and subject to certain requirements, participants may postpone distribution out of deferred cash stock accounts or select an alternate form of distribution.

Rights in the Plans, including the right to receive distributions under the Plans cannot be alienated, sold, assigned, pledged or encumbered except by a designation of beneficiary under the Plans or to the personal representative, executor or administrator of the participant’s estate.

The deferred compensation obligations of the Company are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plans from the general assets of the Company and rank pari passu with other unsecured and unregistered indebtedness of the Company which maybe outstanding from time to time. The foregoing is a brief description of the deferred compensation obligations. The official provisions of the Plans are contained in the Plans, which are controlling in the event of a discrepancy.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the securities being registered has been passed upon for the Company by Diedre J. Gray, Senior Vice President – Legal, for the Company. Ms. Gray is paid a salary by the Company and participates in various employee benefit plans offered to employees generally as well as in plans offered to a limited number of key employees. Ms. Gray will be eligible to participate in the Plans.

Item 6.	Indemnification of Directors and Officers.

The articles of incorporation of the Company limit the liability of the Company’s directors to the Company and its shareholders to the fullest extent permitted by Missouri law. Under Missouri law, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him or her in connection with such legal proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. Post’s articles of incorporation contain provisions indemnifying its directors and officers to the fullest extent permitted by Missouri law. The indemnification permitted under Missouri law is not exclusive of any other rights to which these persons may be entitled.

In addition, the Company expects to maintain directors’ and officers’ liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

The Company has entered into, or expects to enter into, indemnification agreements with its directors and certain executive officers. These agreements contain provisions that may require the Company, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers and advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Index of Exhibits.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on this 2nd day of February, 2012.

Post Holdings, Inc.

By:	/s/ William P. Stiritz
Name: William P. Stiritz
Title: Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Diedre J. Gray and Jeff A. Zadoks, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William P. Stiritz	Chief Executive Officer (principal	February 2, 2012
William P. Stiritz	executive officer)

/s/ Robert V. Vitale	Chief Financial Officer (principal	February 2, 2012
Robert V. Vitale	financial officer)

/s/ Jeff A. Zadoks	Corporate Controller (principal	February 2, 2012
Jeff A. Zadoks	accounting officer)

/s/ Gregory A. Billhartz	Director	February 2, 2012
Gregory A. Billhartz

/s/ Kevin J. Hunt	Director	February 2, 2012
Kevin J. Hunt

/s/ Scott Monette	Director	February 2, 2012
Scott Monette

Index of Exhibits

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of Post Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 001-35305) filed February 2, 2012).

4.2	Amended and Restated Bylaws of Post Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K (File No. 001-35305) filed February 2, 2012).

4.3	Shareholder Protection Rights Agreement, by and between Post Holdings, Inc. and Computershare Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K (File No. 001-35305) filed February 2, 2012).

4.4	Post Holdings, Inc. 2012 Long-Term Incentive Stock Plan (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K (File No. 001-35305) filed February 2, 2012).

4.5	Post Holdings, Inc. Deferred Compensation Plan for Key Employees (incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K (File No. 001-35305) filed February 2, 2012).

4.6	Post Holdings, Inc. Executive Savings Investment Plan (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K (File No. 001-35305) filed February 2, 2012).

5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24	Power of Attorney (included under signatures).